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                                                                      EXHIBIT 23



Consent of KPMG LLP



The Board of Directors
OTG Software, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-55152 and 333-35360) on Form S-8 of OTG Software, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of OTG Software, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of OTG Software, Inc.


                                                          KPMG LLP



McLean, VA
March 7, 2001